UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 31, 2005

Alion Science and Technology
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	333-89756	54-2061691
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1750 Tysons Boulevard, Suite 1300, McLean, Virginia		22102
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	703-918-4480

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 3.02. Unregistered Sales of Equity Securities.

On April 4, 2005, Alion Science and Technology Corporation ("Alion" or the "Company") filed a current report on Form 8-K to report the sale on March 31, 2005 of approximately $2.1 million worth of common stock to the Alion Science and Technology Corporation Employee Ownership, Savings and Investment Trust (the "ESOP Trust"). The Company sold approximately 29,381shares to the ESOP Trust at $19.94 per share and approximately 27,118 shares at $29.81 per share for aggregate proceeds of approximately $2.4 million. The Company issued an additional 82,504 shares to the ESOP Trust, at an average price per share of $29.81 as a contribution to the employee stock ownership plan ("ESOP") component of the Alion Science and Technology Corporation Employee Ownership, Savings and Investment Plan (the "KSOP"). The shares of common stock were offered to the ESOP Trust pursuant to an exemption from registration under Section 4(2) of the Securities Act of 1933.

Item 8.01. Other Events.

Pursuant to the valuation performed to determine the offering price of Alion’s common stock as of March 31, 2005, the price of Alion’s common stock is $29.81 per share. This per share price will remain in effect through the next valuation date, which is scheduled for June 30, 2005. The valuation period ending on June 30, 2005 is a three-month valuation period which is shorter than the Company’s standard six-month valuation period.

In connection with the valuation performed to determine the offering price of Alion’s common stock, State Street Bank and Trust Company, the trustee of the ESOP component of the KSOP (the "ESOP "Trustee"), engaged Houlihan Lokey Howard & Zukin Financial Advisors, Inc. ("Houlihan Lokey") to assist the ESOP Trustee in establishing a value for the Company’s common stock as of March 31, 2005, using the valuation methods listed below:

• Discounted cash flow analysis;
• Public company market multiple analysis; and
• Transaction values and multiples for acquired companies similar to Alion.

Some of the key factors that contributed to the ESOP Trustee’s decision to select the per share price of $29.81 were the following: the Company’s increase in revenues and EBITDA, the level of the Company’s cash and non-operating assets, the level of the Company’s debt and non-operating liabilities, and the prices of comparable publicly traded companies. Houlihan Lokey prepared a written report, which is solely for the ESOP Trustee’s use in connection with its administration and operation of the ESOP component of the KSOP containing Houlihan Lokey’s procedures, analyses and opinion as to a range of equity values for the Company’s common stock. The report prepared by Houlihan Lokey is subject to the assumptions, limitations and qualifications stated therein and in the retainer agreement between Houlihan Lokey, the ESOP Trustee and the Company. In preparing its report, Houlihan Lokey relied upon the accuracy and completeness of all information reviewed by it, including financial projections prepared by management of the Company. There is no assurance that Houlihan Lokey, or any other financial adviser that the ESOP Trustee might choose, will utilize the same process of methodologies in connection with future valuations of Alion common stock or that such advisor(s) will reach conclusions that are consistent with those presented herein.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Alion Science and Technology

May 13, 2005	By:	John M. Hughes

Name: John M. Hughes
Title: Chief Financial Officer